EXHIBIT 99.1

News Release

Woodward, Inc.
1000 East Drake Road
Fort Collins, Colorado 80525, USA
Tel: 970-482-5811
Fax: 970-498-3058

FOR IMMEDIATE RELEASE

CONTACT:	Rose Briani-Burden Business Communications 815-639-6282

Woodward Announces Executive Officer Changes

Fort Collins, Colo., May 2, 2011—Woodward, Inc. (NASDAQ:WWD) today announced that Dennis Benning, Officer of the Company and Airframe Systems President, informed the Company of his intention to retire on June 1, 2011. Mr. Benning, who has been with Woodward 27 years, served in numerous leadership roles for both the aircraft and industrial sides of the business.

“I have worked closely with Dennis over the last twenty years, and appreciate the many contributions he has made to Woodward,” says Tom Gendron, Chairman and CEO of Woodward. “He has worked tirelessly during his career to ensure we met our goals and objectives.”

In addition, Woodward announced that Marty Glass, current Aircraft Turbine Systems President, has accepted the position of Airframe Systems President. Mr. Glass will immediately begin the transition to his new role in preparation for Mr. Benning’s June 1 retirement.

“Marty’s immense knowledge of the aerospace industry during his more than 35 years with Woodward has helped lead the Turbine Systems business group to achieve substantial growth and profitability,” says Mr. Gendron. “I am confident that his knowledge, experience, and dedication will provide the same for Airframe Systems.”

The Company is in the process of identifying a successor candidate for the position of President, Aircraft Turbine Systems. In the interim, Mr. Gendron will serve in that capacity until such time as a successor is named.

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About Woodward
Woodward is an independent designer, manufacturer, and service provider of energy control and optimization solutions used in global infrastructure equipment. We serve the aerospace and defense, power generation and distribution, and transportation markets. Our systems and components optimize the performance of commercial aircraft; military aircraft, ground vehicles and other equipment; gas and steam turbines; wind turbines; reciprocating engines; and electrical power systems. The company’s innovative fluid energy, combustion control, electrical energy, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is headquartered in Fort Collins, Colo., USA. Visit our website at www.woodward.com.

The statements in this release concerning the company’s future sales, earnings, business performance, prospects, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties, including but not limited to Woodward’s expectation that Mr. Glass’ knowledge, experience and dedication will help Airframe Systems achieve substantial growth and profitability. Actual results could differ materially from projections or any other forward-looking statement and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward’s Annual Report and Form 10-K for the year ended September 30, 2010 and any subsequently filed Quarterly Report on Form 10-Q.

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